EXHIBIT 4.19

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, IN EACH CASE PROVIDED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT IS DELIVERED TO THE COMPANY.  THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT SECURED BY SUCH SECURITIES.

WARRANT TO PURCHASE SHARES

Company:	TEFRON LIMITED
Number of Shares:	Up to 225,000
Class of Shares:	Ordinary Shares, NIS10.00 nominal value per share
Exercise Price Per Share:	US$3.00
Issue Date:	December 30, 2010
Expiration Date:	17:00 Israel time on the third anniversary of the publication by the Company of its financial statements for the period ending December 31, 2013
Warrant No.:	ML - 1

THIS WARRANT CERTIFIES THAT, for good and valuable consideration, the receipt of which is hereby acknowledged, Martin Lieberman (the “Holder”) is entitled to purchase the number of fully paid and non-assessable Ordinary Shares, NIS10.00 nominal value per share (the “Ordinary Shares”) of Tefron Limited (the “Company”) at the Exercise Price Per Share set forth above and as adjusted pursuant to Article 2 of this Warrant (the “Warrant Shares”), subject to the provisions and upon the terms and conditions set forth in this warrant.

1.	EXERCISE.

1.1.	Vesting; Expiration This Warrant shall vest and expire on the following terms:

1.1.1.             The Holder shall be entitled to exercise warrants to purchase up to 75,000 of the Warrant Shares if the revenues of the Company from January 1, 2011 through December 31, 2011 (the “2011 Revenues”) equal or exceed US$130 million (“2011 Target Revenues”), with earnings before interest, taxes, depreciation and amortization (“EBITDA”) for such year (the “2011 EBITDA”) of at least 8%, such entitlement to expire on the third anniversary of the publication of the Company’s financial statements for the period ending December 31, 2011.  Notwithstanding the foregoing, and provided that the 2011 Revenues are equal to or greater than $115 million with 2011 EBITDA equal to or greater than 5%, the Holder shall be entitled to exercise a portion of the 2011 Shares equal to the result of the following equation:

37,500 + 37,500*((2011 Revenues minus $114,999,999)/$15,000,000) * ((2011 EBITDA minus 4.99%)/3%)

1.1.2              The Holder shall be entitled to exercise warrants to purchase up to an additional 75,000 of the Warrant Shares (in addition to any to which the Holder may be entitled under Section 1.1.1 or 1.1.3 if the revenues of the Company from January 1, 2012 through December 31, 2012 (“2012 Revenues”) equal or exceed US $150 million (the “2012 Revenue Target”) with EBITDA for such year (the “2012 EBITDA”) of at least 8%, such entitlement to expire on the third anniversary of the publication of the Company’s financial statements for the period ending December 31, 2012.  Notwithstanding the foregoing, and provided that the 2012 Revenues are equal to or greater than $135 million with 2012 EBITDA equal to or greater than 5%, the Holder shall be entitled to exercise a portion of the 2012 Shares equal to the result of the following equation:

37,500 + 37,500*((2012 Revenues minus $134,999,999)/$15,000,000) * ((2012 EBITDA minus 4.99%)/3%); and

1.1.3              The Holder shall be entitled to exercise warrants to purchase up to an additional 75,000 of the Warrant Shares (in addition to any to which the Holder may be entitled under Section 1.1.1, 1.1.2 if the revenues of the Company from January 1, 2013 through December 31, 2013, (the “2013 Revenues”) equal or exceed US $180 million, with EBITDA for such year (the “2013 EBITDA”) of at least 8% such entitlement to expire on the third anniversary of the publication of the Company’s financial statements for the period ending December 31, 2013.  Notwithstanding the foregoing, and provided that the 2013 Revenues are equal to or greater than $165 million, with 2013 EBITDA equal to or greater than 5%, the Holder shall be entitled to exercise a portion of the 2013 Shares equal to the result of the following equation:

37,500 + 37,500*((2013 Revenues minus $164,999,999)/$15,000,000) * ((2013 EBITDA minus 4.99%)/3%).

1.1.4              This Warrant shall expire on the third anniversary of the publication of the Company’s financial statements for the period ending December 31, 2013.

1.1.5              In no event shall any of Sections 1.1.1, 1.1.2 or 1.1.3 individually allow more than 75,000 Warrant Shares become newly exercisable with respect to the revenues and EBITDA for the applicable year.

1.2.	Expiration. This Warrant may be exercised at any time and from time to time, in whole or in part, at any time prior to the Expiration Date, subject to the terms of Section 1.1 above.

1.3.
Methods of Exercise. Subject to Section 1.1, the Holder may exercise this Warrant by delivering this Warrant and a duly executed Notice of Exercise (substantially in the form attached hereto on Appendix 1) to the principal office of the Company, along with a wire transfer in immediately available funds of the aggregate Exercise Price for the Warrant Shares being purchased.

1.4.
Delivery of Certificate and New Warrant.  Promptly after the Holder exercises this Warrant by delivery of the Warrant or an affidavit of loss warrant, the Company shall deliver to the Holder a copy of a share certificate evidencing the issuance of the Warrant Shares acquired (or exercised pursuant to Section 1.4(b), as the case may be)) in the name of the Nominee Company and an issuance letter from Company to the Nominee Company. The Warrant Shares acquired (or exercised pursuant to Section 1.4(b), as the case may be)) shall be credited to the securities accounts opened by the Holder with members of the TASE. If the Holder exercises this Warrant in part, the Company shall also deliver to the Holder a new Warrant evidencing the outstanding Warrant Shares.

For purposes of this Agreement, “Nominee Company” shall mean; the nominee of company of Bank Hapoalim B.M.; and “TASE” shall mean; the Tel-Aviv Stock Exchange Ltd.

1.5.
Replacement of Warrants.  On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

2.	ADJUSTMENTS TO THE SHARES EXERCISE PRICE.

2.1.
Shares Dividends, Splits, Etc.  If, after the Issue Date, the Company declares or pays a dividend on its Ordinary Shares in kind, subdivides, splits or reverse splits the outstanding Ordinary Shares into a different number of Ordinary Shares, then upon exercise of this warrant, for each Warrant Share acquired, the Holder shall receive, without cost to the Holder, the total number of Ordinary Shares to which the Holder would have been entitled had the Holder owned the Ordinary Shares of record as of the date the dividend, subdivision, split or reverse split occurred.

2.2.
Reclassification, Exchange or Substitution.  Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant, the Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that the Holder would have received for the Warrant Shares if this Warrant had been exercised immediately before such reclassification, exchange, substitution, or other event.   The Company or its successor shall promptly issue to the Holder a new warrant for such new securities or other property.  The new warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Exercise Price Per Share and to the number of securities or property issuable upon exercise of the new warrant.  The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

2.3.	Adjustment for Certain Dividends and Distributions. In the event the Company at any time or from time to time, during the term of this Warrant:

2.3.1.
distributes bonus shares, the effective date for the distribution of which takes place after the Issue Date, but before the Expiration Date, the number of Warrant Shares to which the Holder shall be entitled upon the exercise of this Warrant shall increase by the number of the Shares that the Holder would have been entitled to as bonus shares, had he exercised the Warrant prior to the effective date for the distribution of the bonus shares. The exercise price of each Warrant Share shall not vary as a result of the increase in the number of Warrant Shares to which the Holder is entitled in the wake of the distribution of bonus shares, provided, however that such adjustment will take place only if and when the Warrant is exercised and only in respect of the amount of Warrant Shares that will be exercised.

2.3.2
grants rights to acquire any securities whatsoever offered to the Company’s shareholders by way of rights, the Company shall act with a view that the number of Warrant Shares that the Holder is entitled to upon the exercise of the Warrant will be increased by multiplying the number of Warrant Shares to which the Holder shall be entitled pursuant to this Warrant by the Benefit Ratio (as defined below),provided, however that (i) such adjustment will take place only if and when this Warrant is exercised, (ii) only in respect of the amount of Warrant Shares that will be exercised and (iii) in no event will the number of Warrant Shares be decreased. For the purposes of this Warrant, “Benefit Ratio” means the price of the Company's share in the TASE on the record date for the right to participate in the said issuance of rights divided by the base price of the Company's share in the TASE “ex-rights”.

2.3.3
Notwithstanding anything to the contrary herein, if a record date as mentioned in this Section 2.3 is fixed and bonus shares are not fully granted or if rights are not fully distributed on the date fixed thereof, the number of Warrant Shares issuable upon exercise of this Warrant shall be recomputed accordingly as of the close of business on such record date and thereafter the number of shares of Warrant Shares issuable upon exercise of this Warrant shall be adjusted pursuant to this Section 2.3 as of the time of actual issuance of bonus shares or distributions of rights..

2.4.
Anti-Dilution Adjustment. If, while this Warrant, or any portion hereof, remains outstanding and unexpired, the Company issues or sells any securities or any instrument convertible into securities of the Company for a price per share below $3.0 per share, as adjusted for dividends or bonus shares on its Ordinary Shares in kind, or subdivides, splits or reverse splits the outstanding Ordinary Shares into a different number of Ordinary Shares, then the number of Warrant Shares underlying this Warrant shall be adjusted on the basis of a standard anti-dilution formula, such that following such adjustment the number of Warrant Shares underlying this Warrant upon their exercise, shall confer the Holder with the same amount of voting power as the Warrant Shares underlying this Warrant have on the date immediately prior to such issuance, provided, however that such adjustment is subject to the following: (i) filing of an immediate report regarding such allocation of additional warrants; and (ii) receipt of all approvals required by law for such allocation of additional warrants, including the approval of the TASE. The Company shall use commercially reasonable efforts to take all actions, and to do all things necessary, proper or advisable (subject to any applicable laws) to obtain such approvals. In case that such approvals can not be obtained, the parties will negotiate alternative solutions to the anti dilution adjustment.

2.5.
No Impairment.  The Company shall not, by amendment of its Articles of Association or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this warrant by the Company, but shall at all times in good faith assist in carrying out all the provisions of this Article 2 and in taking all such action as may be necessary or appropriate to protect the Holder’s rights under this Article against impairment.

2.6.
Certificate as to Adjustments.  Upon each adjustment of the Exercise Price Per Share, and/or the Number of Shares, the Company at its expense shall promptly compute such adjustment, and upon written request, furnish the Holder with a certificate setting forth such adjustment and the facts upon which such adjustment is based.  The Company shall, upon written request, furnish the Holder a certificate setting forth the Exercise Price Per Share in effect upon the date thereof and the series of adjustments leading to such Exercise Price Per Share.

3.	REPRESENTATIONS AND COVENANTS OF THE COMPANY.

3.1.
Representations and Warranties.  The Company hereby represents and warrants to the Holder that all the Warrant Shares that be issued upon the exercise of this warrant, and all securities, if any, issuable upon conversion of the Warrant Shares, shall, upon issuance, be duly authorized, validly issued, fully paid and non-assessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein, under its Articles of Association, or under applicable federal and state securities laws.

4.	MISCELLANEOUS.

4.1.
Legend.  Share Certificates evidencing the Warrant Shares (and the securities issuable, directly or indirectly, upon conversion of the Warrant Shares, if any) shall be imprinted with a legend in substantially the following form:

THESE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, IN EACH CASE PROVIDED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT IS DELIVERED TO THE COMPANY.  THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT SECURED BY SUCH SECURITIES.

4.2.
Compliance with Securities Laws on Transfer.  This Warrant and the Warrant Shares issuable upon exercise of this Warrant (and the securities issuable, directly or indirectly, upon conversion of the Warrant Shares, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company).

4.3.
Transfer Procedure.  Subject to applicable law, and to the restrictions contained in the legend above, the Holder may transfer or assign all or any part of this Warrant without the consent of the Company as soon as the Holder has a right to exercise. Notwithstanding, and subject to any applicable law, the Warrant Shares issuable upon exercise of this warrant (or the securities issuable, directly or indirectly, upon conversion of the Warrant Shares, if any), may be transferred or assigned, so long as the Holder shall execute and deliver any documents and agreements as the Company may reasonably request to give effect to the forgoing.

4.4.
Notices.  Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

If to the Company, at Misgav Industrial Park, P.O. Box 1365, Misgav 20179, Israel or at such other address or addresses as may have been furnished in writing by the Company to the other parties; or

If to the Holder, at the Holder’s address set forth on the signature page, or at such other address or addresses as may have been furnished to the other parties.

4.5.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Israel, excluding that body of law pertaining to conflict of law.

4.6.
Waiver.  No failure or delay on the part of any party to exercise any power, right, privilege or remedy under this Agreement shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have caused this warrant to be executed as of the date first written above.

TEFRON LIMITED	MARTIN LIEBERMAN /s/ Martin Lieberman

By: /s/ Eran Rotem	Address:	55 Louvain St. West
Name: Eran Rotem		Suite 200
Title: Chief Financial Officer		Montreal Q.C.
H2N IA4

APPENDIX 1

NOTICE OF EXERCISE

1.           The undersigned hereby elects to purchase ______________ Ordinary Shares of TEFRON LIMITED, pursuant to the terms of the attached Warrant, and tenders herewith US$, in payment of the Exercise Price Per Share of such Warrant Shares in full.

2.           Please issue a certificate or certificates representing said Warrant Shares in the name of the undersigned or in such other name as is specified below:

Name:
Attn:__________________
__________________
__________________
__________________

3.           The undersigned represents it is acquiring the shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws.

NAME:

(Signature)

(Date)